Exhibit 10.1

AMENDED AND RESTATED MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Amended and Restated Membership Interest Purchase Agreement (the “Agreement”) is made as of July 25, 2023, by and between TXC Services, LLC, a Delaware Limited Liability Company, with an address at: 30725 US Highway 19 North, Suite 335, Palm Harbor, FL 34684 (“Seller” or “TXC”) and Global Technologies, Ltd (the “Buyer”), a Delaware corporation, with an address at: 8 Campus Dr., Suite 105, Parsippany, NJ 07054 (“Buyer”).

RECITALS

WHEREAS, Foxx Trot Tango, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the Company’s asset is the Property (as defined herein); and

WHEREAS, a certain membership interest purchase agreement was entered into by the original members of the Company on or as of June 9, 2023 under which certain Common Membership Units (“Units”), were sold and transferred; and

WHEREAS, pursuant to a certain membership interest purchase agreement effective as of May 17, 2022, Seller acquired 100% of the outstanding Units; and

WHEREAS, as of the date of this Agreement, Seller is the sole member and the owner of 2,500,000 Units out of the 2,500,000 Units outstanding, constituting a one hundred percent (100%) ownership interest in the Company (“Interest” or “Interests”); and

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Interests; and

WHEREAS, Seller agrees to sell, and Buyer agrees to buy the Interests (as defined herein), except for certain Excluded Assets (as defined herein), and the Seller agrees to sell and assign the Interests, under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference herein, and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Building” means the building / premises comprising approximately 250,000 square feet of warehouse. space located on the Land, owned by the Company.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (a) the sale of the Interest by Seller to Buyer; (b) the performance by Buyer and Seller of their respective covenants and obligations under this Agreement; and (c) Buyer’s acquisition and ownership of the Interest and exercise of control over the Company.

“Encumbrance” or “Lien” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, hypothecation, mortgage, right of first refusal, or similar encumbrance or restriction of any kind, including, without limitation, any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Excluded Assets” means all rights title and interests in and to rental income, accounts receivables and claims relating thereto, in connection a certain lease agreement for the Property dated October 19, 2022, which shall be assigned to Seller or its nominee or assigns (“October 2022 Lease”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Equipment” means all equipment, trade fixtures and other personal property located in the Building, owned by the Company.

“GAAP” means generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any legal requirement.

“Governmental Body” means any (a) nation, state, province, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Income Taxes” means all Taxes based upon or measured by gross or net receipts or gross or net income, including Taxes in the nature of minimum taxes, tax preference items, and alternative minimum taxes, and Taxes on capital or net worth or capital stock, but excluding Taxes that are in the nature of sales, use, property, Transfer, recording, or similar Taxes.

“Indebtedness,” with respect to any Person, shall mean and include all obligations which, in accordance with GAAP, should be classified on a balance sheet of such Person as liabilities, and in any event shall include (a) all indebtedness of such Person for (i) borrowed money or (ii) the deferred purchase price of property, (b) all obligations of such Person evidenced by notes, bonds, debentures, guarantees, reimbursement agreements, or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, and (e) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities.

“Intellectual Property” means (a) patents, patent applications and inventions and discoveries that may be patentable, (b) trademarks, service marks, trade names, fictional business names, service marks, trade dress and domain names, together with the goodwill associated therewith, (c) copyrights, including copyrights in computer software, (d) all rights in mask works, (e) confidential and proprietary information, including trade secrets, know-how, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints, (f) registrations and applications for registration of the foregoing, and (g) all causes of action, if any, for infringement, conversion or misuse of any of the foregoing, and all rights of recovery related thereto.

“IRC” or “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Land” means approximately 25 acres of land located at 101 Seabrook Drive, Sylvester, GA 31791, owned by the Company.

“Lease” means any lease, rental agreement or rights to use Property pertaining to the occupancy of any space on the Property with a tenant.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means and includes any direct or indirect, primary or secondary, liability, Indebtedness, obligation, penalty, expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute, contingent, liquidated, unliquidated, matured, unmatured or otherwise.

“Material Adverse Effect” or “Material Adverse Change” means a material adverse change in the financial condition, business, assets, liabilities, properties, results of operations or prospects of the Company.

“Ordinary Course of Business” means in the ordinary course of the Company’s business consistent with past practices.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) articles of organization and operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (t) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Property” means the Land, Building and Equipment collectively, owned by the Company.

“Related Person” shall mean and include, with regard to any natural Person, their ancestors, descendants or siblings, any Persons married to any of such individuals and any trustees or other fiduciaries acting for such Person’s benefit or for the benefit of any such individual.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law and any state law that may be applicable to the Contemplated Transactions.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other similar assessments or liabilities, including, without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, province, government, foreign taxing authority or any agency thereof, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Losses” shall mean and include (i) any Tax relating to the Company, its assets or operations for or with respect to any period up to and including the Closing Date, which are or will be required to be paid by the Company after the Closing Date and (ii) any increases in Tax of the Company relating to any period after the Closing Date arising out of or in connection with any breach or inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement. For purposes of the preceding sentence, Tax paid by the Company shall include amounts offset by a taxing authority against any claim, refund or credit otherwise due such Company.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Transaction Documents” means this Agreement, the documents set forth as Exhibits to this Agreements and other documents in connection with this the transaction.

“Units” and “Interest” and “Interests” have the meanings set forth in this Agreement, and are used interchangeable to reflect the ownership of the Company.

ARTICLE 2.

SALE AND TRANSFER OF INTEREST; PURCHASE PRICE

2.1 Interest and Assets Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, assign and transfer the Interest to Buyer, and Buyer will purchase from Seller the Interests in the Company from Seller in accordance with the Assignment of Membership Units, attached hereto as Exhibit A, with the exception of the Excluded Assets which will be assigned to Seller or its nominee or assigns (“Purchased Interest”), which owns the Property, free and clear of all liens, claims and encumbrances, other than the guaranty and assumption of certain liabilities set forth in Section 2.2. At the time of execution of this Agreement, and from time to time thereafter, Seller shall execute and deliver other documents and instruments, and take other actions, as Buyer may reasonably request, in order to fully vest in Buyer all right, title, and interest in and to the Purchased Interest.

2.2 Purchase Price. The purchase price is up to $6,500,000 for the Purchased Interest (the “Purchase Price”) payable from Buyer to Seller as follows:

(a) Buyer’s assumption and guaranty of the Company’s performance under that certain promissory note in favor of TK Management Services, Inc., in the principal amount of $1,500,000 dated January 6, 2022 (“TK Secured Note”) secured by the Property as collateral, pursuant to a certain Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing (“TK Security Deed”) and other liabilities set forth in Schedule 2.2 and in accordance with a Guaranty Agreement”. The TK Secured Note, TK Security Deed and Guaranty Agreement are attached hereto as Exhibits B, C and D respectively; and

(b) Convertible secured promissory note, in the principal amount of $1,600,000, in favor of Seller (“Seller Secured Note”) and Securities Purchase Agreement (“Seller SPA”), secured by the Property as collateral, pursuant to a certain Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, subordinate to the TK Security Deed (“Seller Security Deed”) and by the Purchased Interest as set forth in the Security Agreement and Pledge of Membership Interests including the Assignment of Member’s Interests (collectively “Collateral Assignment”). The Seller Secured Note, Seller SPA, Seller Security Deed, and Collateral Assignment, are attached hereto as Exhibits E, F, G and H respectively; and

(c) Earn-Out Lease Milestones. Seller shall receive up to Six Hundred and Eighty (680) Series L Preferred Stock (“Series L Preferred”) valued at up to $3,400,000, based on the following earn-out lease milestones:

(i) Lease of 25% of the square footage of the Property, Seller shall receive 25% of the Series L Preferred;

(ii) Lease of 50% of the square footage of the Property, Seller shall receive 50% of the Series L Preferred;

(iii) Lease of 75% of the square footage of the Property, Seller shall receive 75% of the Series L Preferred;

(iv) Lease of 100% of the Property, Seller shall receive 100% of the Series L Preferred;

Notwithstanding the foregoing, to satisfy the earn-out lease milestones above, the tenant shall have occupied the Property and have paid market rent (as determined by Seller) for a minimum of one (1) year.

The certificate of designation, issuance documents and related resolutions shall be in the form attached hereto in Exhibit I.

Notwithstanding the above, Buyer shall pay to Seller the cash sum of $15,000 at the signing of this Agreement, to be credited toward the Purchase Price, in the event that the closing occurs by the Closing Deadline.

2.3 Notice of Sale/Consent. Buyer shall provide Seller twenty (20) days written notice to Seller of its intent to sell the Property or the Purchased Interest (“property sale”). Seller’s written consent, in its sole and complete discretion, is required in the event that the net proceeds from the property sale are insufficient to pay off and satisfied in full the TK Secured Note and the Seller Secured Note.

2.4 Lease of the Property. Buyer shall provide Seller twenty (20) days written notice to Seller of its intent to Lease the Property (“proposed Lease”). If the proposed Lease term is for a period in excess of (1) year, and Buyer is in default under any of the Transaction Documents and/or has not paid off and satisfied in full TK Secured Note, the Seller Secured Note and other financial obligations, Buyer shall not have the right to Lease the Property for a period of in excess of one (1) year, without Seller’s written consent, which may be withheld for any or no reason in its sole and complete discretion.

2.5 Default/Remedies.

(a) Events of Default. In the event that the Buyer is in default under this Agreement, or any of the Transaction Documents including, but not limited to, the assumption and guaranty of the TK Secured Note, the TK Security Deed, the Seller Secured Note, Seller SPA, the Seller Security Deed or if Buyer fails to issue to Seller duly authorized the Series L Preferred, the Seller shall have the right to exercise any and all remedies under the this Agreement and the other Transaction Documents, including, but not limited to, exercising its right to receive a return of the Purchased Interest pursuant to an assignment from Buyer, without recourse by the Buyer, in accordance with the Collateral Assignment.

(b) Cross-Default. A default in this Agreement, shall constitute a default in the Transaction Documents and other agreements described in this Agreement to be delivered by the parties at Closing, and a default in any one or more of such agreements shall constitute a default in this Agreement.

(c) Remedies. If an Event of Default occurs as described above, the Seller has the right to exercise all rights and remedies under any Transaction Document, including, but not limited to, the right to receive and own 100% of the membership interests in the Company pursuant to the Collateral Assignment. In such event, the Buyer forfeits any claims for the return of any portion of the Purchase Price paid, which will be treated as liquidated damages.

(d) Non-Exclusive Remedies. The remedies set forth in this Agreement shall be in addition to, and shall not be to the exclusion of, any other remedies available to the Parties at law or in equity under this Agreement.

2.5 Allocation of Purchase Price.

(a) The Parties agree that, for federal income tax purposes, the sale of the Purchased Interest to Buyer shall be treated as a sale by the Seller to the Buyer of the of one hundred percent (100%) interest in the assets of the Company on the Closing Date.

(b) The Buyer and the Seller agree the Purchase Price Allocation shall be 5% for goodwill and 95% for the Property. The Buyer and the Seller and their respective Affiliates shall use the Purchase Price Allocation for all Tax reporting purposes.

(c) Reserved.

(d) Except to the extent otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a) (or any comparable provision of state, local or foreign law), neither the Seller nor the Buyer shall take, or shall permit any of its Affiliates to take, a Tax position (whether on a Tax Return or otherwise) that is inconsistent with the Purchase Price Allocation.

(e) The Buyer and the Seller shall promptly inform one another in writing of any challenge by any taxing authority to any allocation made pursuant to this Section 2.3 and shall consult and keep one another informed with respect to the status of such challenge.

ARTICLE 3.

CLOSING, TERMINATION

3.1 Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place electronically within 60 days of the satisfaction of the conditions set forth in Articles 7 and 8 of this Agreement or such time and place as the parties agree (“Closing Deadline”). The Deliverables set forth in Section 3.2 (“Closing Obligations”), shall be signed and exchanged at the Closing.

3.2 Closing Obligations. At the Closing:

(a) Deliveries by Seller. Seller will deliver, or cause to be delivered, to Buyer:

(i) written consents or approvals in form and substance satisfactory to Buyer of each person or entity whose consent or approval is required to consummate the Contemplated Transactions;

(ii) all such further instruments and documents as Buyer or Buyer’s counsel may reasonably request for the more effective conveyance, assignment or transfer to the Buyer of the Purchased Interests and consummation of the Contemplated Transactions.

(b) Deliveries by Buyer. Buyer will deliver to Seller:

(i) the Purchase Price as set forth in Article 2.2 herein;

(ii) an executed copy of the third Amended and Restated Limited Liability Company Agreement of the Company dated as of the date of this Agreement (the “Third Amended Company Agreement”), attached hereto as Exhibit J.

(iii) written consents or approvals in the form and substance satisfactory to Seller of each person or entity whose consent or approval is required to consummate the Contemplated Transactions; and

(iv) all such further instruments and documents as Seller or Seller’s counsel may reasonably request for the more effective conveyance, assignment or transfer by the Seller of the Purchased Interest and consummation of the Contemplated Transactions.

(c) Deliveries by Seller and Buyer. The Seller and the Buyer, shall execute or cause to be executed, as applicable, the Transaction Documents.

3.3 Termination. This Agreement and the transactions contemplated by it may be terminated at any time prior to the Closing Date:

(a) By the mutual consent of Seller and Buyer at any time;

(b) By Seller, upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions set forth in Article 8 of this Agreement cannot be satisfied on or prior to the Closing Deadline;

(c) By Buyer upon a breach of or failure to perform in any material respect any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions set forth in Article 7 of this Agreement cannot be satisfied on or prior to the Closing Deadline;

(d) By Buyer at any time, if Buyer determines in good faith that there has occurred any Material Adverse Change, or any condition or event which is reasonably expected to result in a Material Adverse Change, with respect to the Company; or

(e) By Seller or Buyer, if the Closing shall not have occurred on or prior to the Closing Deadline.

3.4 Notice of Termination. Notice of termination of this Agreement, as provided for in this Article 3, shall be given by the party so terminating to the other parties hereto in accordance with Section 10.1 of this Agreement.

3.5 Effect of Termination. In the event of a termination of this Agreement pursuant to Section 3.3 hereof, this Agreement, other than Section 10.2, shall become void and of no further force and effect, and each party shall pay the costs and expenses incurred by it in connection with this Agreement, and no party (or any of its agents, counsel, representatives, Affiliates or assigns) shall be liable to any other party for any Loss hereunder. It is agreed that time is of the essence in the performance and satisfaction of this Agreement and each of the conditions specified in Articles 7 and 8 of this Agreement are material for purposes of this Agreement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Seller hereby in good faith represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows:

4.1 Organization and Good Standing. The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations.

4.2 Authority; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller of this Agreement, this Agreement will constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

4.3 Required Consents. The Unanimous Consent of the Company’s Board of Managers and/or Board of Directors of each party, in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.4 Assets. The assets of the Company includes, but is not limited to, the real property located in the State of Georgia, free and clean of claims, liens and encumbrances and accounts receivable for unpaid and accrued rental/occupancy income.

4.5 Financial Statements. Not Applicable.

4.6 Books and Records. Not Applicable.

4.7 Title to Properties; Encumbrances. Not Applicable.

4.8 Condition and Sufficiency of Property. Seller in good faith represents and warrants to Buyer to the extent that Seller has actual knowledge thereof, as of the date hereof and as of the Closing Date, the assets of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets and properties owned by the Company are sufficient for the current conduct of the Company’ businesses.

4.9 Accounts Receivable. Accrued rent/occupancy income through the Closing Date.

4.10 Taxes. Not Applicable.

4.11 Legal Compliance. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, the Company has complied in all material respects with all applicable laws of federal, state, local, and foreign governments and no action, suit, proceeding, hearing or investigation, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

4.12 Litigation. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, there is no litigation, action, suit, governmental investigation, arbitration, proceeding (including administrative proceedings) (collectively referred to as “Litigation”) presently pending or, to the best knowledge of Seller, presently threatened against or involving the Company or any of its assets or rights or which could affect the performance of this Agreement or the consummation of the Contemplated Transactions and Seller knows of no valid basis for any potential Litigation. There are no outstanding judgments, awards, orders or decrees against or involving the Company or its respective assets. The Company is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.

4.13 Contracts; No Defaults. Seller in good faith represents and warrants to Buyer that, as of the date hereof and as of the Closing Date, Seller has disclosed and Buyer is in possession of all material contracts, agreements, or commitments in any way related to the Company, including without limitation:

(a) all guaranties or indemnities;

(b) all consulting, management service or any other similar type contracts;

(c) all agreements with any labor union or collective bargaining organization;

(d) all employment agreements, severance agreements, indemnification agreements, executive compensation plans, incentive compensation plans, bonus plans, deferred compensation agreements, employee noncompetition, confidentiality and or secrecy agreements, employee pension plans or retirement plans, employee profit-sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization and dental insurance, disability insurance, clothing allowance program, service record award program; performance award program, tuition reimbursement program, savings plan, or other plans or arrangements providing for benefits for employees;

(e) all contracts with any brokers, salesmen, advertisers, commissioned agents or sales representatives;

(f) all powers of attorney given by the Company to any person or organization for any purpose;

(g) all agreements limiting the freedom of the Company or its employees to compete in any line of business or in any geographic area or with any person;

(h) all other contracts, series of contracts, leases of personal property, arrangements, or agreements which involve future payments, performance of services or the purchase or sale of goods and/or materials of an individual amount or value in excess of Twenty Thousand Dollars ($20,000.00) or which extends beyond the Closing Date;

(i) any agreement, contract or commitment which might reasonably be expected to have a potential Material Adverse Effect on the business or operations of the Company; and

(j) all leases of real property.

Each of the contracts and agreements disclosed to Seller pursuant to Section 4.14 is in full force and effect, and there exists no known event of noncompliance, default or event of default by the Company as a party to such contract or agreement, or to the best of Seller’s knowledge, any other party thereto, or any event, occurrence, condition or act (including the Contemplated Transactions), which, with the giving of notice, the lapse of time, or both, would become a default or event of default thereunder, which would constitute an event of noncompliance which would allow a party thereto to require acceleration of performance thereunder by the Company party thereto, or which would result in the creation of any material lien, charge, or encumbrance upon any assets of the Company. The Company has not received notice from any other party that such other party claims the Company to be in noncompliance or default under the contract concerned, or intends, either based on a claimed default by the Company under the contract concerned or based on a claimed right to do so in the absence of default by the Company, to suspend, cancel, or terminate such contract prior to the normal date of expiration set forth therein. All such agreements were entered into on an arm’s length basis. Seller has caused to be made available for inspection and copying by Buyer and its advisers true, complete and correct copies of all documents (including all amendments, supplements, extensions and modifications) referred to herein or in any Schedule attached hereto.

4.14 Employees. Not Applicable.

4.15 Intellectual Property. Not Applicable

4.16 Bank Accounts; Powers of Attorney. Not Applicable.

4.17 Brokers or Finders. Company and its agents have incurred no Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

4.18 Disclosure. No representation or warranty of Seller in this Agreement or any certificate delivered pursuant hereto or otherwise in connection with the Contemplated Transactions omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

4.19 Subsidiaries; Investments. The Company has no subsidiaries and no investment (debt or equity, but excluding Ordinary Course of Business depositary relationships), or legally binding commitments to make such investments, in any corporation, joint venture, general or limited partnership, other business enterprise, or other Person.

4.20 Dealings with Affiliates. Not Applicable.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, as follows:

5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

5.2 Authority: No Conflict.

(a) Enforceability. This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of this Agreement, this Agreement will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) No Conflict. Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: any provision of Buyer Organizational Documents; any resolution adopted by the board of directors or the stockholders of Buyer; any legal requirement or order to which Buyer may be subject; or any contract to which Buyer is a party or by which Buyer may be bound.

5.3 Consents. Buyer is not and will not be required to obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions to enter into the transactions contemplated by this Agreement.

5.4 Investment Intent. Buyer is acquiring the Purchased Interest for its own account and not with a view to their distribution within the meaning of the Securities Act. Buyer has had access to and received all information of Seller and the Company that it has requested to determine whether to enter into this Agreement and has had the opportunity to review such information with counsel and advisors of its choice.

5.5 Certain Proceedings. As of the date hereof, there is no pending proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such proceeding has been threatened as of the date hereof.

5.6 Brokers or Finders. Buyer and its officers and agents have incurred no liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.

5.7 Sufficiency of Funds. Subject to the provisions of Section 7.7 of this Agreement, Buyer has sufficient cash on hand or other sources of immediately available funds to enable Buyer to make payment of the Purchase Price and other payments set forth in Section 2.2 and to consummate the Closing.

ARTICLE 6.

COVENANTS

6.1 Indebtedness; Liens: Retained Liabilities. With the exception of the Assumed Liabilities set forth in Schedule 2.2, which shall survive the Closing, Seller shall obtain a release of all Liens and Encumbrances on the Purchased Interests and on the assets and properties of the Company prior to or at Closing.

6.2 Covenant Not to Solicit. Not Applicable.

6.3 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

6.4 Assistance. After the Closing Date, Seller shall:

(a)	make available to Buyer and to any taxing authority, as reasonably requested, all information, records, and documents relating to Taxes of the Company or its Subsidiaries (including information necessary to file extensions and make estimated Tax payments);

(b)	provide timely notice in writing to Buyer of any pending or threatened tax audits or assessments of the Company or its Subsidiaries for taxable periods for which Buyer may have a liability under this Article 6; and

(c)	furnish Buyer with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period.

6.5 Operation in Usual Manner. From and after the date of this Agreement until the Closing, except to the extent Buyer consents in writing:

(a) Seller will not sell, pledge, convey, transfer or encumber or enter into any agreement for the transfer or sale of the Company or any of the Company’s property or assets.

(b) Seller will conduct the business of the Company in the usual and customary manner and not dispose of any material property or assets, or incur any material obligation, and will use reasonable commercial efforts (without making any commitments on behalf of Buyer) to preserve the goodwill of the business.

(c) Seller will not enter into any contract or commitment, incur any liability or engage in any transaction on behalf of, or relating to the business of the Company, requiring an expenditure in excess of $250,000.00, other than in the Ordinary Course of Business and consistent with past practices, or which is reasonably necessary for the consummation of the transactions contemplated by this Agreement and then only with the prior written consent of Buyer.

(d) Seller will notify Buyer in writing of any claim, lawsuit, action or proceeding that may be asserted, commenced or threatened (where Seller has knowledge of such threat and has reason to believe that such threat is likely to result in any such action or proceeding) against Seller or Company.

(e) Seller will notify Buyer promptly in writing of any fact or occurrence which causes or, as of the Closing Date, would cause any of Seller’s representations and warranties to be false, inaccurate or misleading.

6.6 Access to Information. From and after the date of this Agreement, Seller shall give Buyer, its counsel, accountants and other representatives, full access during Seller’s normal business hours, subject to reasonable security measures and reasonable prior notice, to all of the Assets and all books, records, agreements and commitments relating to the Company, and shall furnish or cause to be furnished to Buyer’s representatives during such period all such information concerning the Company as Buyer may reasonably request, subject to the provisions of Section 10.2 hereof.

6.7 Compliance with Laws. Seller will comply with all material applicable laws, rules and regulations of any Governmental Body relating to the Company or the business of the Company or required to be complied with by Seller in the performance of this Agreement and for the consummation of the Contemplated Transactions.

6.8 Intentionally Omitted.

ARTICLE 7.

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Purchased Interest and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1 Accuracy of Representations. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of Closing in all material respects, in good faith and to the extent Seller has knowledge thereof.

7.2 Seller’s Performance.

(a) Covenants: All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b) Documents. Each document required to be delivered by Seller pursuant to Section 3.2 must have been delivered.

7.3 Consents. Each of the required consents must have been obtained and must be in full force and effect.

7.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against the Company, or against any Person affiliated with the Company, any legal proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

7.5 No Claim Regarding Ownership. There must not have been made or threatened by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any voting, equity, or ownership interest in the Company.

7.6 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly, materially contravene, conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Consequence under, (a) any applicable legal requirement or order, or (b) any legal requirement or order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

7.7 Intentionally Omitted.

7.8 Intentionally Omitted.

7.9 Intentionally Omitted.

ARTICLE 8.

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Interests and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction of each of the following conditions (any of which may be waived by Seller, in whole or in part):

8.1 Accuracy of Representations. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of Closing in all material respects.

8.2 Buyer’s Performance.

(a) All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

`(b) Documents. Buyer must have delivered each of the documents required to be delivered by Buyer and must be prepared to make the cash payments required to be made by Buyer pursuant thereto.

8.3 No Injunction. There must not be in effect any legal requirement or any injunction or other order that prohibits the sale of the Interest by Seller to Buyer.

8.4 Intentionally omitted.

ARTICLE 9.

INDEMNIFICATION

9.1 Seller’s Indemnity. Seller agrees to indemnify, defend, and hold harmless Buyer from and against any and all losses, liabilities, damages, costs, and expenses (including court costs and reasonable attorneys’ fees) (collectively, “Damages”) incurred by Buyer to the extent arising from or attributable to; (a) the breach of any representation or warranty of Seller contained in this Agreement; (b) any breach of any covenant or agreement of Seller contained in this Agreement; and (c) the operation of the Company prior to the Closing Date (including but not limited to Damages arising by reason of (A) acts or omissions of the Company occurring prior to the Closing Date).

9.2 Reserved.

9.3. Buyer’s Indemnity. Buyer agrees to indemnify, defend, and hold harmless Seller from and against any and all losses, liabilities, damages, costs, and expenses (including court costs and reasonable attorneys’ fees) (collectively, “Damages”) incurred by Seller to the extent arising from or attributable to; (a) the breach of any representation or warranty of Buyer contained in this Agreement, (b) the TK Note, the TK Security Deed, the Seller Secured Note, Seller SPA and Seller Security Deed; and (c) the operation of the Company after the Closing Date (including but not limited to Damages arising by reason of acts or omissions of the Company occurring after the Closing Date).

9.4 Survival. All representations and warranties of any party contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, but shall be extinguished and be of no further force or effect one (1) year after the Closing Date, provided that with respect to any “Tax Claim” (as herein defined), such representations and warranties shall terminate on the date upon which the Liability to which any such Tax Lass may relate is barred by all applicable statutes of limitation.

9.5 Procedure for Indemnification.

(a) Promptly after receipt by an indemnified party of notice of the commencement of any proceeding against it by a third party, such indemnified party will, if a claim is to be made against any indemnifying party with respect to such action, give notice to the indemnifying party of the commencement of such claim.

(b) The indemnifying parry will be entitled to participate in such proceeding and to the extent that it wishes to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party for any fees of other counsel or any other expenses with respect to the defense of such proceeding subsequently incurred by the indemnified party in connection with the defense of such proceeding. In connection with any indemnification, the indemnified party will cooperate with all reasonable requests of the indemnifying party. A claim for indemnification for any matter not involving a third party claim may be asserted by prompt written notice to the party from whom indemnification is sought, subject to any limitations contained in this Article 9.

(c) The indemnifying party shall have ten (10) days to object to any notice of claim or loss made by an indemnified party. If the indemnifying party objects to such notice of claim or loss, or fails to respond in such time period, the parties shall endeavor in good faith to settle the dispute through negotiation. If the dispute cannot be resolved through negotiation, or another mutually agreeable dispute resolution mechanism, either of the parties has the right to request non-binding mediation.

ARTICLE 10

GENERAL PROVISIONS

10.1 Notices. Notices and other communications required by this Agreement will be in writing and delivered by any courier or telecopy (facsimile). All notices will be addressed as follows:

If to Seller:

TXC Services, LLC

30725 US Highway 19 North

Suite 335

Palm Harbor, FL 34684

If to Buyer and the Company:

Global Technologies, Ltd.

8 Campus Dr.

Suite 105

Parsippany, NJ 07054

or such address as shall be furnished by such notice to the other parties or to such other addresses as may be designated by a proper notice. Notices will be deemed to be effective upon receipt (or refusal thereof) if sent by recognized overnight delivery service and upon electronically verified transmission, if such delivery is by facsimile or telecopy transmittal, provided that any such facsimile or telecopy transmittal is confirmed by sending, within twenty-four (24) hours, a copy of such transmittal by overnight delivery service for next-day delivery.

10.2 Confidentiality. Buyer and Seller will maintain in confidence, and will cause the officers, employees, agents, and advisors of Buyer and the Company to maintain in confidence, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings. If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

10.3 Binding Agreement; Assignment. This Agreement and the right of the parties hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, estates and legal representatives. This Agreement shall not be assigned by either party without the express written consent of the other party, which consent shall not be unreasonably withheld or delayed.

10.4 Entire Agreement; Amendment. This Agreement and the Exhibits and Schedules attached hereto constitute the entire Agreement and understanding between the parties hereto and supersede and revoke any prior agreement or understanding relating to the subject matter of this Agreement. No change, amendment, termination, or attempted waiver of any of the provisions hereof shall be binding upon the other party unless reduced to writing and signed by the party against whom such change, amendment, termination, or waiver is sought to be enforced.

10.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Receipt of telecopied or scanned and emailed signature pages shall have the same legal effect as the receipt of original signature pages.

10.6 Expenses. The parties hereto will each pay their own attorneys and accountant fees, expenses and disbursements in connection with the negotiation and preparation of this Agreement and the other Contemplated Transactions and all other costs and expenses incurred in performing and complying with all conditions to be performed under this Agreement and the other Contemplated Transactions,

10.7 Further Assurances. Upon reasonable request from time to time, the parties hereto will deliver and/or execute such further instruments as are necessary or appropriate to the consummation of the transactions contemplated by this Agreement.

10.8 Construction. Within this Agreement, the singular shall include the plural and the plural shall include the singular, and any gender shall include the other genders, all as the meaning in the context of this Agreement shall require. Nothing in this Agreement shall be construed against the draftsperson solely on the basis of drafting alone, given that both parties fully reviewed and negotiated this Agreement with their counsel. The captions used in this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.9 Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are by this reference incorporated herein and made an essential part hereof.

10.10 Governing Law. This Agreement shall be governed and regulated and the rights and liabilities of all parties hereto shall be construed in accordance with the laws of the State of Delaware, without regard to conflicts or choice of laws rules.

10.11 No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer upon or give any Person except the parties hereto and their respective successors and assigns any remedy, claim, liability, reimbursement, cause of action or other right under or by reason of this Agreement.

10.12 Time of Essence. Time is of the essence for this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first above written.

Seller

TXC SERVICES, LLC

By:	Christopher Ferguson
Title:	Manager

Buyer

Global Technologies, Inc.

By:	Frederick Kalei Cutcher
Title:	CEO

Schedule 2.2

Assumption and Guaranty of Company’s Performance

under the TK Secured Note and TK Security Deed

The Buyer hereby assumes and, guarantees the Company’s performance of all obligations under the TK Secured Note in the principal amount of $1,500,000 and TK Security Deed dated on or about January 6, 2023 pursuant to the Guaranty Agreement attached hereto as Exhibit D.